SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 16, 2008

EBIX, INC.

(Exact name of registrant
as specified in its charter)

Delaware	0-15946	77-0021975
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Concourse Parkway, Suite 3200, Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (678) 281-2020

(Former name or former address, if changed since last report.)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement

On April 16, 2008, we entered into a Stock Purchase Agreement with Brit Insurance Holdings PLC (“Brit”) for the purchase by us of 400,000 shares of our common stock held by Brit, and consummated the transaction on April 17, 2008.  The price was $60.00 per share, for an aggregate purchase price of $24.0 million.  Brit now holds 230,163 shares of our common stock, representing approximately 7.25% of our outstanding shares after taking into account the 150,000 shares sold and issued to other shareholders as described at Item 3.02 of our Form 8-K filed on April 14, 2008.  Mr. Neil D. Eckert, a director of Brit, is also a director of Ebix.

The Company utilized the proceeds of its April 2008 sales of common stock (approximately $11.0 million), cash on hand (approximately $8.0 million) and additional borrowings under its line of credit (approximately $5.0 million) to finance the share repurchase.

Item 2.01 Completion or Acquisition of Assets

See Item 1.01 above.

Item 8.01 Other Events

The following table provides information regarding our repurchases of shares of our common stock during the past three years.

Period	Shares Purchased	Average Price Paid Per Share	Shares Purchased as Part of Publicly Announced Programs	Maximum Shares that May Yet be Purchased Under Publicly Announced Program
April 2008 (1)	400,000	$60.00	—	—
June 2006(2)	1,102	$17.88	1,102	—
July 2006(2)	6,079	$16.59	6,079	—
August 2006(2)	1,709	$16.22	1,709	—

(1)                                 The purchase of these shares is described in more detail at Item 1.01 above, which is incorporated herein by reference.

(2)                                 On June 2, 2006, the Board of Directors of Ebix, Inc. announced a share repurchase plan to acquire up to $1 million of the Company’s current outstanding shares of common stock. Under the terms of the Board’s authorization, the Company retains the right to purchase up to $1 million in shares but does not have to repurchase this entire amount.  See below for a description of an increase in the dollar amount the Company is authorized to repurchase

The repurchase plan’s terms have been structured to comply with the SEC’s Rule 10b-18, and is subject to market conditions and applicable legal requirements. The program does not obligate the Company to acquire any specific number of shares and may be suspended or terminated at any time. All purchases will be on the open market and are expected to be funded from existing cash.

On March 21, 2008, the board of directors of Ebix, Inc. (“Ebix” or the “Company”) ratified an increase in the Company’s ability to repurchase its own current outstanding shares of common stock from an aggregate of $1 million to $5 million. Under the terms of the board’s authorization, Ebix retains the right to purchase up to $5 million in shares but does not have to repurchase this entire amount. All repurchases are expected to be funded from existing cash.

For the year ended December 31, 2006, the Company repurchased 8,890 shares of common stock at prices ranging from $15.00 to $18.50. Total expenditures under the repurchase plan were $148,560. The

Company has not repurchased any shares of common stock under its publicly announced program since September 30, 2006.  The Company may repurchase shares at an aggregate purchase price of up to $4,851,440 under this plan, and reserves the right to acquire additional shares outside of the publicly announced repurchase plan.

Item 9.01 Financial Statement and Exhibits.

(d)           Exhibits.

Exhibit Number

10.31*	Stock Purchase Agreement made and entered into as of April 16, 2008 by and among Ebix, Inc. and Brit Insurance Holdings, Inc.

*                 Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

	By:	/s/ Robert F. Kerris
Robert F. Kerris
Chief Financial Officer
and Corporate Secretary

April 17, 2008